Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among:

DIRECTV MDU, LLC,

a Delaware limited liability company;

GOODMAN NETWORKS INCORPORATED,

a Texas corporation;

MULTIBAND CORPORATION,

a Minnesota corporation;

MINNESOTA DIGITAL UNIVERSE, INC.,

a Minnesota corporation;

MULTIBAND SUBSCRIBER SERVICES, INC.,

a Minnesota corporation;

and

MULTIBAND MDU INCORPORATED,

a Delaware corporation.

Dated as of December 31, 2013

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

1.1	Certain Definitions	1

ARTICLE II PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES		7

2.1	Purchase and Sale of Assets	7

2.2	Excluded Assets	8

2.3	Assumption of Liabilities	8

2.4	Excluded Liabilities	9

2.5	Allocation of Purchase Price	10

ARTICLE III CONSIDERATION		10

3.1	Consideration	10

3.2	Closing Payment	10

3.3	Working Capital Adjustment of the Purchase Price	10

3.4	Subscriber Adjustment of the Purchase Price	12

3.5	Prorations	12

ARTICLE IV CLOSING; CLOSING DELIVERIES		13

4.1	Closing Date	13

4.2	Sellers’ Closing Deliveries to the Purchaser	13

4.3	Purchaser’s Closing Deliveries to the Sellers	14

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE SELLER		14

5.1	Organization and Good Standing	14

5.2	Authorization; Due Execution	15

5.3	Conflicts; Consents of Third Parties	15

5.4	Subsidiaries	16

5.5	Title to Purchased Assets; Sufficiency	16

5.6	Financial Statements	16

5.7	No Undisclosed Liabilities	17

5.8	Absence of Certain Developments	17

5.9	Taxes	18

5.10	Business Employees	18

5.11	Seller Benefit Plans	19

5.12	Real Property	20

5.13	Property Equipment and Tangible Personal Property	20

5.14	Intellectual Property	20

5.15	Material Contracts	21

i

5.16	Litigation	22

5.17	Compliance with Laws; Permits	22

5.18	Inventory	23

5.19	Accounts and Notes Receivable	23

5.20	Related Party Transactions	23

5.21	Financial Advisors	24

5.22	Insurance	24

5.23	Banks	24

5.24	Full Disclosure	24

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		24

6.1	Organization and Good Standing	24

6.2	Authorization; Due Execution	24

6.3	Conflicts; Consents of Third Parties	25

6.4	Litigation	25

6.5	Financial Advisors	25

ARTICLE VII COVENANTS		25

7.1	Access to Information	25

7.2	Further Assurances; Further Conveyances and Assumptions; Nonassignable Assets	25

7.3	Non-Competition; Non-Solicitation; Confidentiality	26

7.4	Preservation of Records	27

7.5	Public Announcements	28

7.6	Release of Liens after Closing	28

7.7	New Lockbox; Accounts Receivable	28

7.8	Business Employees	28

7.9	Third Party Owned Equipment Properties	30

7.10	Professional Services Agreement	30

ARTICLE VIII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION		30

8.1	Survival of Representations and Warranties	30

8.2	Indemnification	31

8.3	Limitations on Indemnification for Breaches of Representations and Warranties	31

8.4	Indemnification Procedures	32

8.5	Exclusive Remedy	33

8.6	Tax Treatment of Indemnity Payments	33

ARTICLE IX TAX MATTERS		33

9.1	Transfer Taxes	33

9.2	Tax Filings	33

9.3	Cooperation on Tax Matters	33

9.4	Tax Clearance Certificates	34

9.5	Employee Tax Matters	34

ARTICLE X MISCELLANEOUS		34

10.1	Expenses	34

10.2	Specific Performance	34

10.3	Submission to Jurisdiction; Consent to Service of Process	34

10.4	Entire Agreement	35

10.5	Amendment; Waiver; Remedies	35

10.6	Governing Law	35

10.7	Notices	35

10.8	Severability	37

10.9	Binding Effect; Assignment	37

10.10	Non-Recourse	37

10.11	Counterparts	37

10.12	Waiver of Bulk Sales Laws	37

10.13	Purchaser’s Right of Set Off	38

10.14	Sellers’ Disclosure Schedule	38

Exhibits

Exhibit A-1 – Preliminary Statement
Exhibit A-2 – Subscriber Statement
Exhibit B – Form of the Bill of Sale
Exhibit C – Form of the Assignment and Assumption Agreement
Exhibit D – Form of the Transition Services Agreement
Exhibit E – Form of the Employee Leasing Agreement
Exhibit F – Form of the HSP Amendment
Exhibit G – Form of License Agreement
Exhibit H – Form of the Referral Agreements

Schedules

2.1(a)	Accounts Receivable
2.1(b)	Inventory Schedule
2.1(c)	Customer Deposits Schedule
2.1(d)	Furniture and Equipment
2.1(e)	Intellectual Property
2.1(n)	Other Purchased Assets
2.2(h)	Other Excluded Assets Schedule
2.3(a)	Assumed Liabilities for Purchase Contracts

2.3(c)	Accounts Payable
2.4(l)	Other Excluded Liabilities
5.3	Conflicts: Consents
5.6	MDU Financials
5.7	Undisclosed Liabilities
5.8	Absence of Certain Developments
5.10(a)	Business Employees
5.10(b)	Independent Contractors
5.10(c)	Consultants
5.11(a)	Employees Benefits Plans
5.12	Real Property
5.13	MDU Personal Property Leases and Tangible Property/Equipment
5.14	Intellectual Property
5.15(a)(i)	ROE Agreements
5.15(a)(xi)	MDU System Operator Agreements
5.15(a)(xi)	Call Center Agreements
5.15(a)(xi)	Commercial and SMATV Agreements
5.15(a)(xv)	Agreements with Affiliates of DIRECTV
5.17	Permits Schedule
5.20	Related Parties Schedule
5.22	Insurance Schedule
5.23	Bank Accounts
7.8	Leased Employees
7.9	Third Party Owned Equipment Properties

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of December 31, 2013, by and among DIRECTV MDU, LLC, a Delaware limited liability company (the “Purchaser”), GOODMAN NETWORKS INCORPORATED, a Texas corporation (“Parent”), MULTIBAND CORPORATION, a Minnesota corporation (“Multiband”), MINNESOTA DIGITAL UNIVERSE, INC., a Minnesota corporation (“UNIVERSE”), MULTIBAND SUBSCRIBER SERVICES, INC. (F/K/A CORPORATE TECHNOLOGIES USA, INC.), a Minnesota corporation (“MSS”), and MULTIBAND MDU INCORPORATED (F/K/A DIRECTECH MDU, INC.), a Delaware corporation (“MBMDU,” and each of MBMDU, Parent, Multiband, UNIVERSE and MSS are individually referred to herein as a “Seller” and collectively as the “Sellers”).

W I T N E S S E T H:

WHEREAS, the Sellers are engaged in the business of providing and selling subscription-based voice, video and high-speed internet services and related call center functions to (i) multiple dwelling unit customers, including apartment building, condominiums and time share resorts, (ii) lodging and institution customers, including hotels, motels and universities, and (iii) commercial establishments, such as bars, restaurants and private offices (collectively, the “Business”);

WHEREAS, the Sellers desires to sell, transfer and assign to the Purchaser, and the Purchaser desires to acquire and assume from the Sellers, all of the Purchased Assets (as defined herein) used in or held for use in the Business, all as more specifically provided herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions.

(a) Except as otherwise set forth herein, for purposes of this Agreement, the Exhibits, the Sellers’ Disclosure Schedule, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Business Day” means any day of the year on which national banking institutions in California are open to the public for conducting business and are not required or authorized to close.

“Closing Date Net Working Capital” means the (x) selected currents assets of the Business less (y) the selected current liabilities of the Business, in each case as of the Closing Date, as such current assets and current liabilities were selected and agreed to by the parties and referenced in the Preliminary Statement attached hereto as Exhibit A-1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any confidential information with respect to the Business, including, confidential methods of operation, customers, customer lists, products, prices, fees, costs, Technology, inventions, Trade Secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, license, security agreement, sales and purchase orders, commitment or other arrangement or agreement, whether written or oral, including any amendments, modifications, or supplements thereto.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Business and the Purchased Assets in each case whether or not in electronic form.

“Effective Time” means 11:59:59 p.m. (Central time) at the end of the Closing Date.

“Environmental Law” means any federal, state or local statute, regulation, ordinance, rule of common law or other legal requirement, as now in effect, in any way relating to the protection of human health and safety from exposure to contaminants in the environment, the environment or natural resources including, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Furniture and Equipment” means all furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements, and other tangible personal property owned or used by the Sellers and their Affiliates in the conduct of the Business, including all artwork, desks, chairs, tables, hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” or “radioactive,” including petroleum and its by-products, asbestos in friable form, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation.

“HSP Agreement” means that certain 2012 Home Services Provider Agreement dated October 15, 2012 by and between DIRECTV, LLC and Multiband Field Services, Inc., as amended by the HSP Amendment and as further amended from time to time after the date hereof.

“Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) the liquidation value of all redeemable preferred stock of such Person; (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnified Party” or “Indemnified Parties” means, as applicable, either the Purchaser Indemnified Parties or the Seller Indemnified Parties, as the case may be.

“Indemnifying Party” means the party or parties obligated to indemnify another Person pursuant to this Agreement.

“Intellectual Property Licenses” means (i) any grant to a third Person of any right to use any of the Purchased Intellectual Property, and (ii) any grant to the Sellers of a right to use a third Person’s intellectual property rights which is necessary in connection with the Business or for the use of any Purchased Intellectual Property.

“Inventory” means all merchandise and inventory owned and intended for resale in connection with the Business, all manufactured and purchased parts, goods in process, raw materials, supply and packing materials and finished goods and other tangible personal property that is used in connection with the Business, wherever located, in each case as of the Closing Date.

“IRS” means the Internal Revenue Service.

“Knowledge” means (i) with respect to the Sellers, the knowledge after due inquiry of each of the following officers or representatives of the Sellers: Jim Mandel, Steve Bell, Tom Beaudreau, Dave Ekman, Robert Reiss, and Scott Pickett, and (ii) with respect to the Purchaser, the knowledge after due inquiry of the Purchaser’s officers.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or proceedings by or before any Person.

“Liability” means any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Losses” means any losses, liabilities, obligations, damages, costs, penalties, interest and expenses (including all reasonable attorneys’, accountants’ and experts’ fees).

“Material Adverse Effect” means (i) a material adverse effect on the projected business, assets, properties, results of operations, condition (financial or otherwise) or prospects of the Business, or (ii) a material adverse effect on the ability of the Sellers to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement or the Seller Documents.

“MSO Agreement” means that certain DIRECTV Master System Operator Agreement dated as of August 22, 2011 by and between MSS and DIRECTV, Inc. (predecessor to DIRECTV, LLC).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Business through the date hereof consistent with past practice.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates issued by any Person.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the Purchaser; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens that are not material to the Business so encumbered and that are not resulting from a breach, default or violation by the Sellers of any Contract or any Law; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated; and (v) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any properties used in the Business.

“Person” means any individual, limited liability company, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Property Equipment” means any inventory, property, equipment, fixed assets, machinery, spare parts, supplies, materials and computer hardware and software owned or leased by the Sellers in connection with and located at any property serviced pursuant to an ROE Agreement.

“Purchased Intellectual Property” means all intellectual property rights used by the Sellers and their Affiliates in connection with the Business arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) confidential discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of the Seller and its

Affiliates, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”), and (v) all software and Technology of the Sellers and their Affiliates used in connection with the Business.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions required under Environmental Law to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.

“ROE Agreement” means any right-of-entry or access or service Contract relating to the Business, and all renewals, extensions and amendments thereto.

“Seller Benefit Plan” means any Employee Benefit Plan (as defined in Section 5.11).

“Subscribers” means a customer that receives a subscription to video, telephony or internet services at a multiple dwelling unit property serviced pursuant to an ROE Agreement. For the sake of clarity, a single subscriber that receives video, internet and telephony services pursuant to a ROE Agreement shall only represent one (1) Subscriber and not be deemed to represent more than one (1) Subscriber.

“Subsidiary” means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by a Seller.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Sellers or any of their Affiliates.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used by the Business.

“Working Capital Adjustment” means (i) an increase to the amount of the Purchase Price to the extent Closing Date Working Capital is greater than the Working Capital Target or (ii) a decrease to the amount of the Purchase Price to the extent Closing Date Working Capital is less than the Working Capital Target. For the avoidance of doubt, for purposes of this Agreement, a larger negative integer (i.e., further from zero) is always “less than” a smaller negative integer (i.e., closer to zero), and, by way of example, –10 is less than –2.

“Working Capital Target” means negative One Million Two Hundred Eighty Eight Thousand Four Hundred Sixty-Two Dollars (– $1,288,462).

(b) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day;

(ii) any reference in this Agreement to $ shall mean U.S. dollars;

(iii) the Exhibits, Annexes, the Sellers’ Disclosure Schedule and the other schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement; all Exhibits, Annexes, the Sellers’ Disclosure Schedule and the other schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein; any capitalized terms used in any schedule, the Sellers’ Disclosure Schedule, Annex or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement;

(iv) any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa;

(v) the provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement;

(vi) all references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified;

(vii) the words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires; and

(viii) the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(c) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall purchase, acquire and accept from the Sellers and Sellers’ Affiliates, and the Sellers shall sell, transfer, assign, convey and deliver to the Purchaser, all of the Sellers’ and their respective Affiliates’ right, title and interest in, to and under all of the Purchased Assets, free and clear of all Liens. “Purchased Assets” shall mean all of the assets used in or held for use in the Business of every type, real or personal, tangible or intangible and wherever situated, including the following assets:

(a) all billed and unbilled accounts receivable, notes receivable and other receivables of the Sellers, and all rights to collect from customers (and to retain) all fees and other amounts payable, or that may become payable, to the Sellers with respect to products sold or services performed by or on behalf of the Sellers in connection with the Business on or prior to the Closing Date, including such as reflected in the Actual Net Working Capital as of the Closing Date and such as listed on Schedule 2.1(a);

(b) all Inventory, including such Inventory listed on Schedule 2.1(b);

(c) all deposits (including customer deposits and security deposits for rent, electricity, telephone or otherwise), credits, prepaid charges and prepaid expenses with respect to the Purchased Assets or services to be provided following the Closing Date, including those deposits, prepaid charges and prepaid expenses listed on Schedule 2.1(c);

(d) the Furniture and Equipment, including such as listed on Schedule 2.1(d);

(e) the Purchased Intellectual Property, including such Intellectual Property listed on Schedule 2.1(e);

(f) all rights of the Sellers and their Affiliates under the Contracts related to the Business (the “Purchased Contracts”), including all of the ROE Agreements;

(g) all Documents that are used in, held for use in or intended to be used in, or that arise primarily out of, the Business, including Documents relating to products, services, marketing, advertising, promotional materials, Purchased Intellectual Property, personnel files for Transferred Employees and all files, customer files and documents (including credit information), customer and supplier lists, records, literature and correspondence, whether or not physically located on any of the Sellers’ premises, but excluding personnel files for the Business Employees who are not Transferred Employees;

(h) all lock boxes relating to or used in the operation of the Business;

(i) all Permits used by the Sellers in connection with the Business;

(j) all rights of the Sellers under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with employees and agents of the Sellers or with third parties to the extent relating to the Business or the Purchased Assets (or any portion thereof);

(k) all rights of the Sellers under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold, or services provided, to the Sellers which affect any of the Purchased Assets;

(l) any rights, claims or causes of action of the Sellers against third parties relating to the Business arising out of events occurring on or prior to the Closing Date;

(m) all third party property and casualty insurance proceeds, and all rights to third party property and casualty insurance proceeds, in each case to the extent received or receivable in respect of the Business;

(n) all of the other assets listed on Schedule 2.1(n); and

(o) all goodwill and other intangible assets associated with the Business, including customer and supplier lists and the goodwill associated with the Purchased Intellectual Property.

2.2 Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to the Purchaser, and the Sellers shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean only each of the following assets:

(a) the shares of capital stock or other equity interests of the Sellers;

(b) all Contracts of the Sellers and its Affiliates other than the Purchased Contracts;

(c) any claim, right or interest of the Sellers in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom, for any Tax period (or portion thereof) ending on or before the Closing Date;

(d) with respect to the Transferred Employees, all non-work-related medical records or other records the transfer of which to the Purchaser in connection with the acquisition of the Purchased Assets would be in violation of applicable Law;

(e) any of the Sellers’ organizational documents, including certificates of incorporation and minute books;

(f) all assets held by any Seller Benefit Plan;

(g) all cash and cash equivalents of the Business; and

(h) all of the other assets listed on Schedule 2.2(h).

2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall assume, effective as of the Closing, and shall timely perform and discharge in accordance with their respective terms, only the following Liabilities of the Sellers that are exclusively related to the Business (collectively, the “Assumed Liabilities”):

(a) all Liabilities of the Sellers under the Purchased Contracts listed on Schedule 2.3(a) that arise out of or relate to the period from and after the Closing Date including recurring property revenue share payments for the applicable ROE Agreements (which shall exclude any Liabilities in respect of a breach by or default of the Sellers accruing under any Purchased Contract with respect to events occurring prior to Closing);

(b) all Liabilities relating to amounts required to be paid by the Purchaser hereunder;

(c) all accounts payable of the Business as reflected in the Actual Net Working Capital as of the Closing Date, which includes the accounts payable as listed on Schedule 2.3(c); and

(d) all chargebacks imposed by DIRECTV, LLC against MSS after the Closing Date for system operators engaged by MSS pursuant to the MSO Agreement (the “MSS System Operators”) that made activations pursuant to the MSO Agreement prior to the Effective Time but only to the extent that the Purchaser is able to recoup such amounts from the MSS System Operator (and any shortfall shall be an Excluded Liability and shall be paid by the Sellers’ once invoiced by the Purchaser).

2.4 Excluded Liabilities. Notwithstanding anything to the contrary herein or in any Schedule hereto, except as explicitly stated in Section 2.3, the Purchaser shall not assume any Excluded Liabilities of any of the Sellers or any of their respective Affiliates, whether arising before, on or after the Closing Date, and all such Excluded Liabilities shall remain the exclusive Liabilities, obligations and commitments of the Sellers and their Affiliates. Each Seller shall timely perform, satisfy and discharge in accordance with their respective terms all Excluded Liabilities. “Excluded Liabilities” shall mean all Liabilities of the Sellers and their Affiliates arising out of, relating to or otherwise in respect of the Business before, on or after the Closing Date and all other Liabilities of the Sellers other than the Assumed Liabilities, including the following Liabilities:

(a) all Liabilities of the Sellers and their Affiliates relating to the Excluded Assets;

(b) all Liabilities in respect of a breach by or default of the Sellers accruing under any Purchased Contract with respect to any period prior to Effective Time;

(c) except as set forth in Section 2.3(c), all accounts payable of the Business or the Sellers (including invoiced accounts payable and accrued but uninvoiced accounts payable), including recurring revenue share payments and circuit costs related to providing voice and data circuits prior to the Effective Time under any Purchased Contracts;

(d) all Liabilities for Taxes (i) applicable to the transfer of the Purchased Assets pursuant to this Agreement (including all Transfer Taxes), (ii) for all taxable periods relating to the Excluded Assets, and (iii) for all taxable periods (or portions thereof) ending on or prior to (or, to the extent attributable to the portion of such period ending on the Closing Date, including) the Closing Date, in the case of Taxes relating to the Purchased Assets;

(e) all Liabilities in respect of any pending or threatened Legal Proceeding, or arising out of, relating to or otherwise in respect of (i) the operation of the Business to the extent such Legal Proceeding or claim relates to such operation on or prior to the Effective Time, or (ii) any Excluded Asset;

(f) all Liabilities arising out of, under or in connection with any Indebtedness of the Sellers;

(g) all Liabilities under any of the Seller Benefit Plans and all Liabilities in respect of the Business Employees (including for wages, commissions, pensions, retiree or other benefits, overtime, workers compensation benefits, occupational safety and health liabilities) and other similar liabilities in respect of the Business Employees relating to the periods or events occurring on or before the Employee Transfer Date;

(h) all Liabilities with respect to Business Employees who do not become Transferred Employees, whether arising prior to, on or after the Effective Time;

(i) all Liabilities of any kind of the Sellers to any Affiliate of the Sellers, or of any Affiliate of the Sellers to the Sellers or any other Affiliate of the Sellers;

(j) any other Liability of the Sellers or their Affiliates arising with respect to events occurring prior to the Effective Time;

(k) all Liabilities relating to amounts required to be paid by the Sellers hereunder, including any change-in-control payments to property owners as required under any ROE Agreement;

(l) all other Liabilities relating to the Business listed on Schedule 2.4(l); and

(m) except as set forth in Section 2.3(d), all chargebacks imposed by DIRECTV, LLC against any Seller or the Purchaser after the Closing Date for MSS System Operators that made activations made pursuant to the MSO Agreement prior to the Effective Time.

2.5 Allocation of Purchase Price. The Purchaser and Sellers shall cooperate in good faith to cause the Purchase Price shall be allocated among the Purchased Assets in such manner as Purchaser and Parent agree subject to compliance with Section 1060 of the Code and the regulations promulgated thereunder. In the event that the Purchaser and Sellers are able to reach an agreement concerning such allocation, each of the Purchaser and Sellers will file an IRS Form 8594. The Purchase Price will be allocated among the Purchased Assets as soon as practicable following the Closing.

ARTICLE III

CONSIDERATION

3.1 Consideration. The aggregate consideration for the Purchased Assets shall be (i) an amount up to and not exceeding Twelve Million Five Hundred Thousand Dollars ($12,500,000) subject to adjustment as provided in Sections 3.3 and 3.4 plus (ii) the assumption of the Assumed Liabilities (the “Purchase Price”).

3.2 Closing Payment. On the Closing Date, the Purchaser shall pay to Multiband (on behalf of all of the Sellers) an amount equal to the Purchase Price as adjusted pursuant to Sections 3.3 and 3.4 (the “Closing Payment”). All payments, including the Closing Payment, to be made by the Purchaser pursuant to this Article III shall be paid to Multiband (on behalf of all of the Sellers) by wire transfer of immediately available funds into one (1) account designated by Multiband.

3.3 Working Capital Adjustment of the Purchase Price.

(a) Sellers’ Estimated Net Working Capital; Adjustment of the Closing Payment. Attached hereto as Exhibit A-1 is the preliminary statement (the “Preliminary Statement”) setting forth the Sellers’ good faith estimates of the Closing Date Net Working Capital (the “Estimated Net Working Capital”). The Sellers jointly and severally represent and warrant to the Purchaser that the Preliminary Statement was prepared in good faith from the books and records of the Sellers and in accordance with GAAP consistent with past practice.

(b) Closing Statement. No later than ninety (90) days following the Closing Date, the Purchaser shall prepare and deliver to the Parent (on behalf of the Sellers) a written statement of the Closing Date Net Working Capital (together with a detailed analysis of the line items included therein) and, to the extent applicable, any True-up Payment required pursuant to Section 3.5 hereof (the “Closing Statement”). The Parent shall have a period of up to ninety (90) days from the receipt of the Closing Statement to review the Closing Statement, during which period the Purchaser make available to the Parent (on behalf of the Sellers) all relevant books and records in the Purchaser’s possession or control relevant to the determination of the Closing Date Net Working Capital. If as a result of such review, the Parent disagrees with the Closing Statement, the Parent shall deliver to the Purchaser a written notice of disagreement (a “Dispute Notice”) prior to the expiration of such ninety (90) day review period setting forth the basis for such dispute.

(c) Acceptance; Failure to Respond. If the Parent does not disagree with the Closing Statement, the Parent (on behalf of the Sellers) shall deliver a written statement to the Purchaser within such ninety (90) day period accepting the Closing Statement (an “Acceptance Notice”), in which case the Purchaser’s determination of the Closing Date Net Working Capital as shown on the Closing Statement shall be final and binding on the parties, effective as of the date on which the Purchaser receives the Acceptance Notice. If the Parent does not deliver a Dispute Notice or an Acceptance Notice within such ninety (90) day period, then the Purchaser’s determination of the Closing Date Net Working Capital as shown on the Closing Statement shall be final and binding on the parties, effective as of the first Business Day after the expiration of such ninety (90) day review period.

(d) Resolution of Disputes. If the Parent delivers a Dispute Notice to the Purchaser in a timely manner, then the Purchaser and the Parent (on behalf of the Sellers) shall attempt in good faith to resolve such dispute within thirty (30) days from the date of the Dispute Notice. If the Purchaser and the Parent cannot reach agreement within such thirty (30) day period (or such longer period as they may mutually agree in writing), then the dispute shall be promptly referred to an independent accounting firm of national reputation mutually acceptable to the Purchaser and the Parent, or if the parties are unable to agree on such a firm within ten (10) days (or such longer period as they may mutually agree in writing), to Deloitte LLP (the “Independent Auditor”) for binding resolution. The Independent Auditor shall determine the Closing Date Net Working Capital (which amount may not be greater than as set forth in the Parent’s Dispute Notice or less than as set forth in the Closing Statement) in accordance with the provisions of this Agreement as promptly as may be reasonably practicable and shall endeavor to complete such process within a period of no more than sixty (60) days. The Independent Auditor may conduct such proceedings as the Independent Auditor, in its sole discretion, determines will assist in the determining the Closing Date Net Working Capital and shall deliver to the Purchaser and the Sellers concurrently a written opinion setting forth a final determination of the Closing Date Net Working Capital calculated in accordance with the provisions of this Agreement. The determination of the Independent Auditor shall be final and binding on the Purchaser and the Sellers, effective as of the date the Independent Auditor’s written opinion is received by the Purchaser and the Parent. The Sellers, on the one hand, and the Purchaser, on the other hand, shall each be responsible for one-half of the costs and expenses of the Independent Auditor. The Sellers and the Purchaser shall each bear its own legal, accounting and other fees and expenses of participating in such dispute resolution procedure. The Closing Date Net Working Capital as finally determined pursuant to clause (d) or clause (e) of this Section 3.3, is referred to as the “Actual Net Working Capital as of the Closing Date.”

(e) Final Settlement.

(i) If the Actual Net Working Capital as of the Closing Date is less than the Estimated Net Working Capital then, subject to the following sentence, the Sellers shall, within five (5) Business Days of the date of final determination of the Actual Net Working Capital as of the Closing Date, pay to the Purchaser the amount equal to (A) the absolute value of the difference between the Working Capital Target and the Actual Net Working Capital as of the Closing Date, minus (B) the amount, if any, of the True-up Payment owed by the Purchaser to the Sellers, such payment to be made by wire transfer of immediately available funds to such bank account as the Purchaser may designate (or in the absence of any such designation, by corporate check mailed to the Purchaser). Any payment the Sellers are obligated to make to the Purchaser pursuant to this Section 3.3(e)(i) shall, at the Purchaser’s sole election, either (i) be paid by the Sellers by wire transfer of immediately available funds, or (ii) offset such amounts from any amounts due to the Sellers (or their Affiliates) by the Purchaser (or its Affiliates) under any Contract, including the HSP Agreement.

(ii) If the Actual Net Working Capital as of the Closing Date is greater than the Estimated Net Working Capital, then the Purchaser shall, within five (5) Business Days of the date of final determination of the Actual Net Working Capital as of the Closing Date, pay to Multiband (on behalf of all of the Sellers) the amount equal to (A) the absolute value of the difference between the Actual Net Working Capital as of the Closing Date and the Working Capital Target minus (B) the amount, if any, of the True-up Payment owed by the Sellers to the Purchaser.

(iii) Any and all payments made pursuant to this Section 3.3 shall be consistently treated as adjustments to the Purchase Price for all Tax purposes by the Sellers and the Purchaser.

3.4 Subscriber Adjustment of the Purchase Price.

(a) Subscriber Statement. Attached hereto as Exhibit A-2 is the Sellers’ statement (the “Subscriber Statement”) setting forth each ROE Agreement that a required consent has not yet been obtained as of the date hereof (each such ROE Agreement, an “Outstanding Consent ROE Agreement”), and (ii) the number of Subscribers for each such Outstanding Consent ROE Agreement (the “Outstanding Consent ROE Subscribers”). The Sellers jointly and severally represent and warrant to the Purchaser that the Subscriber Statement was prepared in good faith from the books and records of the Sellers consistent with past practice.

(b) Post-Closing Adjustment for the Subscriber Adjustment. Within fifteen (15) days after each quarterly fiscal period after the Closing (beginning on March 31, 2014 but ending on September 30, 2014), the Purchaser shall deliver to the Parent (on behalf of the Sellers) (i) an updated and amended Subscriber Statement (each such amended Subscriber Statement, an “Amended Subscriber Statement”) setting forth the information originally contained in the Subscriber Statement and an additional column (entitled “Terminated ROE Agreements”) identifying any Outstanding Consent ROE Agreement where, during the prior quarterly period, the counterparty has (x) challenged the assignment of such Outstanding Consent ROE Agreement under this Agreement or (y) terminated such Outstanding Consent ROE Agreement. If any Amended Subscriber Statement identifies any Terminated ROE Agreements, then the Purchaser can elect (in such Amended Subscriber Statement) to assign such Terminated ROE Agreement back to the Sellers (such Terminated ROE Agreement shall be referred to herein as a “Returned ROE Agreement”) and, if such election is made, then the Sellers shall jointly and severally pay to the Purchaser an amount equal to the product of (i) the number of Outstanding Consent Subscribers identified on the Subscriber Statement for each such Returned ROE Agreement multiplied by (ii) $500. Any such payment the Sellers are obligated to make pursuant to this Section 3.4(b) shall be, at the Purchaser’s sole election, either (i) offset against any amounts the Purchaser (or its Affiliates) owes to the Sellers (or any of their Affiliates) pursuant to Section 10.13 hereof or (ii) made by wire transfer of immediately available funds within thirty (30) days following the Parent’s receipt of the Amended Subscriber Statement. Upon the Sellers’ request, the Purchaser will provide the Sellers’ with an Assignment and Assumption Agreement, in a form acceptable to the Purchaser, providing Sellers with all right, title and interest in any Returned ROE Agreement and related subscribers.

(c) Any and all payments made pursuant to this Section 3.4 shall be consistently treated as adjustments to the Purchase Price for all Tax purposes by the Sellers and the Purchaser.

3.5 Prorations.

(a) Except to the extent otherwise specifically provided for in the calculation of Actual Net Working Capital as of the Closing Date in accordance with Section 3.3, (i) all payments under or pursuant to any Purchased Contract, (ii) all items of income and expense with respect to the Leased Real Property included in the Purchased Assets, and (iii) all real and personal property Taxes related to the Purchased Assets, whether or not payable after the Closing Date, shall be prorated between the Sellers, on the one hand, and the Purchaser, on the other hand, on the basis of a 365-day year, or for Purchased Contracts payable on a monthly basis on the basis of a 30-day month, and the number of days elapsed and days remaining in the applicable period through the end of the Closing Date.

(b) With respect to the real and personal property Taxes, such proration shall be based on the most recent assessments of the real property and the personal property located thereon for the Tax period(s) prior to the Closing Date and the then applicable Tax rates.

(c) With respect to any products sold (or services rendered) pursuant to any Purchased Contract, the Sellers and the Purchaser shall use commercially reasonable efforts to arrange for vendors to bill the Sellers directly, through and including the Closing Date, and the Purchaser directly after the Closing Date. To the extent that vendors bill the Sellers after the Closing Date for any such products or services provided after the Closing Date, the Sellers shall forward such bills to the Purchaser, and Purchaser shall pay such bills when due. To the extent that vendors bill the Purchaser after the Closing Date for any such products or services provided by such vendor on or before the Closing Date, the Purchaser shall forward such bills to the Sellers, and the Sellers shall pay such bills when due to the extent such bills are not otherwise included in the calculation of the Actual Net Working Capital as of the Closing Date.

(d) A final determination of all amounts prorated pursuant to this Section 3.5 shall occur at the time the Purchaser prepares and delivers to the Parent the Closing Statement in accordance with Section 3.3(b), and any payment required by the Sellers or the Purchaser pursuant to such determination (the “True-up Payment”) shall be reflected in the Closing Statement. The True-up Payment, if any, shall be made by the relevant party in accordance with Section 3.3.

ARTICLE IV

CLOSING; CLOSING DELIVERIES

4.1 Closing Date. The closing of the sale and purchase of the Purchased Assets and assumption of the Assumed Liabilities provided for in Sections 2.1 and 2.3 hereof (the “Closing”) is taking place remotely via the exchange of documents and signatures on the date hereof (the “Closing Date”).

4.2 Sellers’ Closing Deliveries to the Purchaser. At the Closing, the Sellers shall deliver to the Purchaser:

(a) Secretary Certificate. A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of such Seller authorizing the execution, delivery and performance of this Agreement and the other Seller Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, (ii) the names and signatures of the officers of such Seller authorized to sign this Agreement, the Seller Documents and the other documents to be delivered hereunder and thereunder, and (iii) that attached thereto are copies of the certificate of incorporation, bylaws and good standing certificate of the Seller;

(b) Lien Termination and Releases. Evidence of the termination and release of all liens in favor of any creditor encumbering any assets of the Business in a form and substance reasonably satisfactory to the Purchaser and its counsel;

(c) Bill of Sale. A bill of sale in the form attached hereto as Exhibit B (the “Bill of Sale”) as duly executed by the Sellers;

(d) Assignment and Assumption Agreement. An assignment and assumption agreement in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”) as duly executed by the Sellers;

(e) Transition Services Agreement. A transition services agreement in the form attached hereto as Exhibit D (the “Transition Services Agreement”) as duly executed by the Sellers;

(f) Employee Leasing Agreement. An employee leasing agreement in the form attached hereto as Exhibit E (the “Employee Leasing Agreement”) as duly executed by the Sellers;

(g) HSP Amendment. An amendment to the HSP Agreement in the form attached hereto as Exhibit F (the “HSP Amendment”) as duly executed by the Sellers;

(h) License Agreement. A license agreement in the form attached hereto as Exhibit G (the “License Agreement”) as duly executed by the Sellers;

(i) Referral Agent Agreements. A commercial referral agent agreement and a residential referral agent agreement in each case in the Purchaser’s standard form as attached hereto as Exhibit H (collectively, the “Referral Agreements”).

(j) Other Documents. Such other documents or instruments as the Purchaser or its counsel shall reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

4.3 Purchaser’s Closing Deliveries to the Sellers. At the Closing, the Purchaser shall deliver to the Sellers:

(a) Bill of Sale. The Bill of Sale duly executed by the Purchaser;

(b) Assignment and Assumption Agreement. The Assignment and Assumption Agreement duly executed by the Purchaser;

(c) Transition Services Agreement. The Transition Services Agreement duly executed by the Purchaser;

(d) Employee Leasing Agreement. The Employee Leasing Agreement duly executed by the Purchaser;

(e) HSP Amendment. The HSP Amendment duly executed by the Purchaser and, if applicable, its Affiliates;

(f) License Agreement. The License Agreement duly executed by the Purchaser;

(g) Referral Agreements. The Referral Agreements duly executed by the Purchaser (or its Affiliate); and

(h) Closing Payment. The Closing Payment in accordance with Section 3.2 hereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as specifically set forth in the Sellers’ disclosure schedule prepared by the Sellers, dated as of the date hereof, and delivered to the Purchaser concurrently with the parties’ execution of this Agreement setting forth specific exceptions to the Sellers’ representations and warranties set forth herein in accordance with Article V (collectively, the “Sellers’ Disclosure Schedule”), each Seller, jointly and severally, represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as follows:

5.1 Organization and Good Standing.

(a) Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, and each Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each Seller is duly qualified or authorized to do business as a foreign company and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

(b) Each Seller has delivered to the Purchaser accurate and complete copies of its certificate of incorporation and bylaws as amended to date and currently in effect.

5.2 Authorization; Due Execution.

(a) Each Seller has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by each Seller in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Seller Documents by each Seller and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required corporate action on the part of each Seller, its board of directors and stockholders (to the extent applicable), and no other corporate proceedings on the part of any Seller are necessary to authorize the execution, delivery and performance of this Agreement and the Seller Documents by each Seller or to consummate the transactions contemplated hereby or thereby. The affirmative vote of a majority of the stockholders of each Seller (other than Parent) was obtained prior to the date hereof and was the only vote of the holders of any class or series of such Seller’s capital stock necessary to approve and adopt this Agreement, the Seller Documents and the transactions contemplated hereby and thereby.

(b) This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by each Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Section 5.3 of the Sellers’ Disclosure Schedule, the execution and delivery by the Sellers of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by the Sellers with any of the provisions hereof or thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Sellers to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Sellers under, any provision of (i) the certificate of incorporation and bylaws of any Seller; (ii) any Contract or Permit to which any Seller is a party or by which any of the properties or assets of Business or the Sellers are bound; (iii) any Order of any Governmental Body applicable to the Business, the Purchased Assets or the Sellers, or any of the properties or assets of the Business, the Purchased Assets or the Sellers as of the date hereof; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations, that would not have a Material Adverse Effect.

(b) No consent, waiver, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person is required on the part of the Sellers in connection with (i) the execution and delivery of this Agreement or the Seller Documents, the compliance by the Sellers with any of the provisions hereof, or the consummation of the transactions contemplated hereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of the Sellers.

5.4 Subsidiaries. The Parent is the record and beneficial owner of all of the issued and outstanding shares of the capital stock of Multiband, and Multiband is the record and beneficial owner of all of the issued and outstanding shares of capital stock of UNIVERSE, MSS and MBMDU.

5.5 Title to Purchased Assets; Sufficiency. The Sellers own and have good and marketable title to each of the Purchased Assets free and clear of all Liens other than Permitted Exceptions, and, at the Closing, the Purchaser will obtain good and marketable title to the Purchased Assets free and clear of all Liens other than Permitted Exceptions. The Purchased Assets constitute all of the assets (whether real or personal, tangible or intangible) that are related to, used in or held for use in the Business and that are sufficient for the Purchaser to conduct the Business from and after the Closing Date without interruption as it has been conducted by the Sellers.

5.6 Financial Statements.

(a) Section 5.6 of the Sellers’ Disclosure Schedule contains a true and complete copy of the following financial statements of the Business: (i) the unaudited balance sheets of the Business as at December 31, 2010, 2011 and 2012 and the related unaudited statements of income of the Business for the years then ended and (ii) the unaudited balance sheet of the Business as at November 30, 2013 and the related statements of income of the Business for the eleven (11)-month period then ended (the “Unaudited Interim Financial Statements”) (such unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”).

(b) Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied by the Sellers without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly in all material respects the financial position and results of operations of the Business as at the dates and for the periods indicated therein.

(c) The Parent makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Business. The Parent maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions relating to the Business are executed in accordance with management’s general or specific authorization; (ii) transactions relating to the Business are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets of the Business is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets of the Business is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(d) The financial projections and business plan of the Business provided by the Parent to the Purchaser prior to the date hereof were reasonably prepared on a basis reflecting Parent best estimates, assumptions and judgments, at the time provided to the Purchaser, as to the future financial performance of the Business.

(e) The Parent (together with its Subsidiaries) is, and immediately after the Closing will be, Solvent. As used herein, the term “Solvent” means, with respect to a particular date, that on such date (i) the Parent (together with its Subsidiaries) is able to pay its debts (including trade debts) as they mature, (ii) the fair saleable value of the Parent’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of its consolidated liabilities, and (iii) the Parent is not left with unreasonably small capital after the transactions contemplated by this Agreement. The Sellers have not taken any steps, and do not currently expect to take any steps, to seek protection pursuant to any bankruptcy, insolvency, debtor relief, reorganization or similar Law, nor do the Sellers have any Knowledge or reason to believe that creditors of the Sellers have initiated or intend to initiate involuntary bankruptcy or similar proceedings. No transfer of property is being made by the Sellers in connection with the transactions contemplated by this Agreement with the intent to hinder, delay, or defraud either present or future creditors of the Sellers.

5.7 No Undisclosed Liabilities. The Sellers have no Liabilities relating to the Business except for those Liabilities: (i) identified as such in the “liabilities” column of the balance sheet included in the Unaudited Interim Financial Statements; (ii) incurred subsequent to the date of the Unaudited Interim Financial Statements in the Ordinary Course of Business; (iii) under Contracts entered into by the Sellers in the Ordinary Course of Business that are not required under GAAP to be reflected in the Financial Statements (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit); and (iv) commitments incurred in the Ordinary Course of Business described in Section 5.7 of the Sellers’ Disclosure Schedule that are not required under GAAP to be reflected in the Financial Statements.

5.8 Absence of Certain Developments.

(a) Except as expressly contemplated by this Agreement or as set forth on Section 5.8 of the Sellers’ Disclosure Schedule, since September 30, 2013 (i) the Sellers have conducted the Business only in the Ordinary Course of Business, (ii) there has not been any material damage, destruction or loss with respect to any property or asset of the Business (including the Purchased Assets), and (iii) there has not been any event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(b) Without limiting the generality of the foregoing and except as set forth on Section 5.8 of the Sellers’ Disclosure Schedule, since September 30, 2013, the Sellers have not:

(i) declared, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock (or other equity interest) of the Sellers;

(ii) repurchased, redeemed or acquired any outstanding shares of capital stock (or other equity interest) or other securities of, or other ownership interest in, the Sellers;

(iii) awarded or paid any bonuses to any Business Employee with respect to the fiscal periods ended December 31, 2012 or September 30, 2013, except to the extent accrued on the Unaudited Interim Financial Statements;

(iv) entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Sellers’ directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under a Seller Benefit Plan;

(v) changed its accounting or Tax reporting principles, methods or policies;

(vi) made or rescinded any election relating to Taxes, settled or compromised any claim relating to Taxes;

(vii) failed to promptly pay and discharge current Liabilities except where disputed in good faith by appropriate proceedings;

(viii) made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any director, officer, partner, stockholder or Affiliate;

(ix) mortgaged, pledged or subjected to any Lien any of its assets, properties or rights relating to the Business;

(x) terminated, entered into or amended any Material Contract (including any ROE);

(xi) made or committed to make any capital expenditures in excess of $10,000 individually or $25,000 in the aggregate;

(xii) issued, created, incurred, assumed or guaranteed any Indebtedness in an amount in excess of $25,000 in the aggregate;

(xiii) instituted or settled any Legal Proceeding; or

(xiv) agreed, committed, arranged or entered into any understanding to do any of the foregoing.

5.9 Taxes.

(a) The Parent or the Sellers (i) have timely filed all Tax Returns required to be filed by or on behalf of the Sellers and such Tax Returns have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) have fully and timely paid all Taxes payable by or on behalf of the Sellers. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Parent has made due and sufficient accruals for such Taxes in the Financial Statements and its books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf of the Sellers.

(b) Each Seller has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws. No claim has been made by a Taxing Authority in a jurisdiction where a Seller does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(c) All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, the Sellers have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress except for an IRS audit of Multiband Corporation’s 2011 consolidated tax return. The Sellers have not received any written notice from any Taxing Authority that it intends to conduct such an audit or investigation. No issue has been raised by a Taxing Authority in any prior examination of the Sellers which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(d) No Seller is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing. There are no Liens as a result of any unpaid Taxes upon any of the assets of the Sellers, including the Purchased Assets other than Permitted Exceptions.

5.10 Business Employees.

(a) Section 5.10(a) of the Sellers’ Disclosure Schedule contains a complete and accurate list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof (collectively, the “Business Employees” for the purposes of this Agreement only), and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a summary description of the fringe benefits provided to each such individual as of the date hereof.

(b) No Person has claimed or has reason to claim that any Business Employee or other Person affiliated with the Sellers: (i) is in violation of any term of any employment Contract, independent contractor agreement, consultant agreement, patent disclosure agreement, noncompetition agreement or any restrictive covenant with such Person; (ii) has disclosed or utilized any Trade Secret or proprietary information or documentation of such Person; or (iii) has interfered in the employment relationship between such Person and any of its present or former employees. To the Knowledge of the Sellers, no Business Employee or other Person affiliated with the Sellers has used or proposed to use any Trade Secret, information or documentation proprietary to any former employer or violated any confidential relationship with any Person in connection with the development, manufacture or sale of any product or proposed product, or the development or sale of any service or proposed service, of the Sellers.

5.11 Seller Benefit Plans.

(a) Section 5.11(a) of the Sellers’ Disclosure Schedule sets forth a complete and correct list of: all “employee benefit plans”, as defined in Section 3(3) of ERISA, and all other employee benefit arrangements or payroll practices, including, without limitation, bonus plans, consulting or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance or medical coverage, retiree benefits, life insurance, scholarship programs maintained by the Parent and the Sellers or to which the Sellers contributed or are obligated to contribute thereunder for current or former employees of the Sellers (the “Employee Benefit Plans”). None of the Employee Benefit Plans which are “welfare benefit plans” within the meaning of Section 3(1) of ERISA provide for continuing benefits or coverage for any participant or any beneficiary of a participant post-termination of employment except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and at the expense of the participant or the participant’s beneficiary. There are no pending Legal Proceedings which have been asserted or instituted against any of the Employee Benefit Plans, the assets of any such plans or the Sellers, or the plan administrator or any fiduciary of the Employee Benefit Plans with respect to the operation of such plans (other than routine, uncontested benefit claims), and there are no facts or circumstances which could form the basis for any such Legal Proceeding.

(b) None of the Sellers or any ERISA Affiliate or any organization to which any is a successor or parent corporation, has divested any business or entity maintaining or sponsoring a defined benefit pension plan having unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or transferred any such plan to any person other than the Sellers or any ERISA Affiliate during the five-year period ending on the Closing Date.

(c) None of the Sellers nor any trade or business (whether or not incorporated) which are or have ever been under common control, or which are or have ever been treated as a single employer, with the Sellers under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) currently maintains, has ever maintained or has ever contributed to or been obligated to contribute to any “employee benefit plan”, as defined in Section 3(3) of ERISA or any “employee benefit pension plan” as defined in Section 3(2) of ERISA subject to Title IV of ERISA or Section 412 of the Code or any multiemployer plan as defined in Section 3(37) of ERISA (“Multiemployer Plans”), or has been subject to Sections 4063 or 4064 of ERISA (“Multiple Employer Plans”).

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee of Sellers; (ii) increase any benefits otherwise payable under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(e) No Seller is not a party to any contract, plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan, or to modify any existing Employee Benefit Plan.

(f) No stock or other security issued by the Sellers forms or has formed a material part of the assets of any Employee Benefit Plan.

5.12 Real Property. Section 5.12 of the Sellers’ Disclosure Schedule sets forth a list of (a) all real property owned by the Sellers for the operation of the Business (the “Owned Real Property”) and (b) all real property currently leased by the Sellers or otherwise used or occupied by the Sellers for the operation of the Business (the “Leased Real Property,” and together with the Owned Real Property, the “Real Property”). To the Knowledge of the Sellers, the Real Property is (i) in good operating condition and repair, and is free from structural, physical and mechanical defects; (ii) maintained in a manner consistent with standards generally followed with respect to similar properties; and (iii) available for use in and sufficient for the purposes and current demands of the business and operation of the Sellers as currently conducted. The Sellers have not received written notice of any pending, and to the Knowledge of the Sellers there is no threatened, condemnation proceeding with respect the Real Property. The lease for the Leased Real Property (the “Real Property Lease”) is the legal, valid and binding obligation of the Sellers. The Sellers have not received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Sellers under the Real Property Lease. To the Knowledge of the Sellers, no party to the Real Property Lease has exercised any termination rights with respect thereto.

5.13 Property Equipment and Tangible Personal Property. Section 5.13 of the Sellers’ Disclosure Schedule sets forth (i) all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $20,000 relating to personal property used in the Business or to which the Sellers are a party or by which the properties or assets relating to the Business are bound, (ii) all items of tangible personal property which, individually or in the aggregate, are material to the operation of the Business and (iii) all Property Equipment described in summary form. The Sellers have good and marketable title to all of the items of Property Equipment and tangible personal property reflected on Section 5.13 of the Sellers’ Disclosure Schedule, free and clear of any and all Liens, other than the Permitted Exceptions. The Sellers have a valid and enforceable leasehold interest under each of the Personal Property Leases, and each of the Personal Property Leases is in full force and effect. There is no default under any Personal Property Lease by the Sellers or, to the Knowledge of the Sellers, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Personal Property Leases has exercised any termination rights with respect thereto.

5.14 Intellectual Property.

(a) Section 5.14 of the Sellers’ Disclosure Schedule sets forth an accurate and complete list of all Intellectual Property Licenses and all Patents, registered Marks, pending applications for registrations of any Marks and unregistered Marks, registered Copyrights, and pending applications for registration of Copyrights, owned or filed by the Sellers or its Affiliates and used in the Business. The Sellers are the sole and exclusive owners of all right, title and interest in and to all of the Patents, the Marks, each of the registered Copyrights and pending applications filed by the Sellers. The Sellers are the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, as the case may be, all other Purchased Intellectual Property used, sold or licensed by the Sellers in the Business as presently conducted free and clear of all Liens or obligations to others.

(b) Except with respect to licenses of commercial off-the-shelf software and the Intellectual Property Licenses listed on Section 5.14 of the Sellers’ Disclosure Schedule, the Sellers are not required, obligated, or under any Liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Intellectual Property, or other third party, with respect to the use thereof or in connection with the conduct of the Business. The Sellers have taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all the Trade Secrets of the Business, including invention disclosures, not covered by any patents owned or patent applications filed by the Sellers, which measures are reasonable in the industry in which the Sellers operate. As of the date hereof, the Sellers are not the subject of any pending or, to the Knowledge of the Sellers, threatened Legal Proceedings which involve a claim of infringement, unauthorized use, or violation by any Person against the Sellers or challenging the ownership, use, validity or enforceability of, any material Purchased Intellectual Property. To the Knowledge of the Sellers, no Person is infringing, violating, misusing or misappropriating any material Purchased Intellectual Property used in the Business. No such claims have been made against any Person by the Sellers. There are no Orders to which the Sellers are a party or by which the Sellers are bound which restrict, in any material respect, the rights to use any of the Purchased Intellectual Property. No present or former employee of the Sellers has any right, title, or interest, directly or indirectly, in whole or in part, in any material Intellectual Property owned by Sellers and used in the Business. To the Sellers’ Knowledge, no employee, consultant or independent contractor of the Sellers is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by the Sellers, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

5.15 Material Contracts.

(a) Section 5.15 of the Sellers’ Disclosure Schedule sets forth all of the following Contracts to which the Sellers are a party or by which the Sellers are bound and that are related to, used in or held for use in the Business or by which the Purchased Assets may be bound or affected (collectively, the “Material Contracts”):

(i) ROE Agreements;

(ii) Contracts with any current or former officer, director, stockholder or Affiliate of the Sellers;

(iii) Contracts for the sale of any of the assets of the Sellers or for the grant to any person of any preferential rights to purchase any of its assets;

(iv) Contracts for joint ventures, strategic alliances or partnerships;

(v) Contracts containing covenants of the Sellers not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with the Sellers in any line of business or in any geographical area;

(vi) Contracts relating to the acquisition by the Sellers of any operating business or the capital stock of any other Person;

(vii) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of its assets exceeding $10,000 individually or $25,000 in the aggregate;

(viii) Contracts under which the Sellers have made advances or loans to any other Person;

(ix) Contracts providing for severance, retention, change in control or other similar payments to any Business Employee;

(x) Contracts for the employment of any individual on a full-time, part-time or consulting or other basis;

(xi) Contracts for the provision of goods or services, including any system operator agreements, support center services agreement and MDU sub provider agreements;

(xii) Contracts (or group of related contracts) which involve the expenditure of more than $10,000 annually or $25,000 in the aggregate or require performance by any party more than one year from the date hereof;

(xiii) any Intellectual Property Licenses other than licenses to computer software that are commercially available;

(xiv) all non-disclosure, confidentiality, or non-solicitation agreements between (A) the Sellers and any of its current or former employees, consultants or agents, and (B) the Sellers and any other Person; and

(xv) Contracts that are otherwise material to the Business.

(b) Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the applicable Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). No Seller is in material default under any Material Contract, and, to the Knowledge of the Sellers, no other party to any Material Contract is in material default thereunder. To the Seller’s Knowledge, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default under any Material Contract. No party to any of the Material Contracts has exercised any termination rights with respect thereto. The Sellers have delivered or otherwise made available to the Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

5.16 Litigation. With respect to the Business, there is no Legal Proceeding pending or, to the Knowledge of the Sellers, threatened against the Sellers (or pending or threatened, against any of the officers, directors or employees of the Sellers with respect to their business activities on behalf of the Sellers), or to which the Sellers are otherwise a party before any Governmental Body, nor is there any reasonable basis for any such Legal Proceeding.

5.17 Compliance with Laws; Permits.

(a) Compliance. Since January 1, 2013, in connection with the Business, the Sellers have materially complied with and have not materially violated any Law applicable to the Business, including Environmental Laws. No investigation or review by any Governmental Body is pending or, to the Knowledge of the Sellers, has been threatened against the Sellers. To the Sellers’ Knowledge, no event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by the Sellers of, or a failure on the part of the Seller to comply with, any applicable Law. Since January 1, 2013, the Sellers have not received any notice or other communication from any Person regarding any actual or possible violation of, or failure to comply with, any applicable Law.

(b) Orders. There is no Order binding upon the Purchased Assets, including any Orders or Contracts with respect to (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material. To the Knowledge of the Sellers, no officer or other employee of the Sellers is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Business.

(c) Permits. Except as set forth in Section 5.17(c) of the Sellers’ Disclosure Schedule, the Sellers hold, to the extent required by applicable Law (including Environmental Laws), all Permits from all Governmental Bodies for the operation of the Business as presently conducted, including the sale, transport, export, import or shipment of any items or materials (whether in tangible form or otherwise) to any jurisdiction. No suspension or cancellation of any such Permit is pending or, to the Knowledge of the Sellers, threatened, each such Permit is valid and in full force and effect. Section 5.17(c) of the Sellers’ Disclosure Schedule provides a list of all Permits held by the Sellers that are related to the Business, and the Sellers have delivered to the Purchaser accurate and complete copies of each such Permit. Since January 1, 2013, the Sellers have not received any notice or other communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any Permit relating to the Business; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit relating to the Business.

(d) Environmental Matters. No facts, circumstances or conditions exist with respect to the Business or any property currently or formerly owned, operated or leased by the Sellers or any property to which Sellers arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Business incurring any Liabilities. There is not located at any of the Real Property any (i) underground storage tanks, (ii) landfill, (iii) surface impoundment, (iv) asbestos-containing material or (v) equipment containing polychlorinated biphenyls. The Sellers have provided to the Purchaser all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed with respect to any currently owned, leased or operated properties of the Sellers, including the Real Property.

(e) The representations and warranties in this Section 5.17 are the sole and exclusive representations and warranties by the Sellers with respect to Environmental Law, Hazardous Materials or Remedial Actions.

5.18 Inventory. The Inventory is in good and marketable condition, and is saleable in the Ordinary Course of Business. The Inventory constitutes sufficient quantities for the normal operation of Business in accordance with past practice. The Inventory set forth in the Unaudited Interim Financial Statements was properly stated therein in accordance with GAAP consistently applied. Adequate reserves have been reflected in the Unaudited Interim Financial Statements for obsolete, excess, damaged or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

5.19 Accounts and Notes Receivable. All accounts and notes receivable of the Business have arisen from bona fide transactions consistent with past practice and are payable on ordinary trade terms. All accounts and notes receivable of the Business reflected on the Unaudited Interim Financial Statements are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. All accounts and notes receivable arising after the date of the Unaudited Interim Financial Statements are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. None of the accounts or the notes receivable of the Business (i) are, to the Knowledge of the Seller, subject to any setoffs or counterclaims, or (ii) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement. All cash collected or received by or on behalf of the Seller with respect to any accounts and notes receivable of the Business has been accurately recorded and applied to such outstanding accounts and notes receivable of the Business as of the date hereof and as of the Closing Date.

5.20 Related Party Transactions. Except as set forth in Section 5.20 of the Sellers’ Disclosure Schedule, no director, officer, partner, stockholder or Affiliate of the Sellers (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Business, (B) engaged in a business related to the Business, or (C) a participant in any transaction related to the Business to which the Sellers are a party or (ii) is a party to any Contract related to the Business.

5.21 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Sellers or their Affiliates in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof.

5.22 Insurance. The Sellers have insurance policies for the Business that are in full force and effect for such amounts as are sufficient for all requirements of Law and all agreements to which the Sellers are a party or by which it is bound. Set forth on Section 5.22 of the Sellers’ Disclosure Schedule is a complete and correct list of all insurance policies and all fidelity bonds held by or applicable to the Sellers setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium. To the Sellers’ Knowledge, no event relating to the Sellers has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy related to the Business has been cancelled within the last two (2) years and, to the Knowledge of the Sellers, no threat has been made to cancel any insurance policy of the Sellers during such period. All such insurance will remain in full force and effect until the date of Closing. To the Sellers’ Knowledge, no event has occurred, including, without limitation, the failure by the Sellers to give any notice or information or the Sellers giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Sellers under any such insurance policies.

5.23 Banks. Section 5.23 of the Sellers’ Disclosure Schedule contains a complete and correct list of the names and locations of all banks in which the Sellers have lock boxes to process subscriber payments and the names of all persons authorized to draw thereon or to have access thereto. No person holds a power of attorney to act on behalf of Sellers with respect to the Business.

5.24 Full Disclosure. This Agreement (including the Sellers’ Disclosure Schedule) does not: (i) contain any representation, warranty or information that is false or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein and therein (in the light of the circumstances under which such representations, warranties and information were made or provided) not false or misleading.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers as of the date hereof as follows:

6.1 Organization and Good Standing. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate properties and carry on its business.

6.2 Authorization; Due Execution.

(a) The Purchaser has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Purchaser Documents by the Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required corporate action on the part of the Purchaser and its board of directors, and no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution, delivery and performance of this Agreement and the Purchaser Documents by the Purchaser or to consummate the transactions contemplated hereby or thereby.

(b) This Agreement has been, and each of the Purchaser Documents will be at or prior to the Closing, duly and validly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Purchaser Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3 Conflicts; Consents of Third Parties. The execution and delivery by the Purchaser of this Agreement and of the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by the Purchaser with any of the provisions hereof or thereof will not (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of the Purchaser, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which the Purchaser is a party or by which the Purchaser or its properties or assets are bound or (iii) violate any statute, rule, regulation or Order of any Governmental Body by which the Purchaser is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement. No consent, waiver, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by the Purchaser with any of the provisions hereof or thereof.

6.4 Litigation. There are no Legal Proceedings pending or, to the Knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

6.5 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VII

COVENANTS

7.1 Access to Information. Following the Closing and for a period of 3 years thereafter, to the extent the Purchaser reasonably requests, the Sellers shall provide, and shall cause their respective Affiliates to provide, the Purchaser and its representatives with access to any books and records in any Seller’s or its Affiliates’ possession regarding the Business concerning periods prior to the Closing.

7.2 Further Assurances; Further Conveyances and Assumptions; Nonassignable Assets.

(a) Each of the Purchaser and the Sellers shall use (and the Sellers shall cause their Affiliates to use) its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. To the extent the parties determine after the Closing that any of the assets used in the Business are held by any Affiliate of the Sellers, then the Sellers shall cause the owner of such assets to transfer such assets to the Purchaser without additional consideration and, upon request, to execute and deliver a bill of sale or such other instruments of transfer evidencing such transfer.

(b) From time to time following the Closing, the Sellers shall, or shall cause their Affiliates to, make available to the Purchaser such non-confidential data in personnel records of Transferred Employees as is reasonably necessary for the Purchaser to transition such employees into the Purchaser’s records.

(c) From time to time following the Closing, the Sellers and the Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to the Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Purchaser under this Agreement and to assure fully to the Sellers and its successors and assigns, the Assumed Liabilities intended to be assumed by the Purchaser under this Agreement, and to otherwise make effective the transactions contemplated hereby and thereby.

(d) Except with regard to each Outstanding Consent ROE Agreement, nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained. On and after the date hereof, the Sellers shall, and shall cause their Affiliates to, use their best efforts to obtain such consents promptly (as requested by the Purchaser), including those consents, notices, waivers and approvals referred to in Section 5.3 of the Sellers’ Disclosure Schedules (including all consents or notices required under any Material Contracts). To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by the Sellers or the applicable Affiliate of the Sellers in trust for the Purchaser and the covenants and obligations thereunder shall be performed by the Purchaser in such Seller’s or such Affiliate’s name and all benefits and obligations existing thereunder shall be for the Purchaser’s account. The Sellers shall take or cause to be taken at the Purchaser’s expense such actions in its name or otherwise as the Purchaser may reasonably request so as to provide the Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and the Sellers or the applicable Affiliate of the Sellers shall promptly pay over to the Purchaser all money or other consideration received by it in respect of all Nonassignable Assets. As of and from the Closing Date, each Seller on behalf of itself and its Affiliates (i) authorizes the Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at the Purchaser’s expense, to perform all the obligations and receive all the benefits of Sellers or their Affiliates under the Nonassignable Assets and (ii) appoints the Purchaser as its attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of Seller and on such Affiliate’s behalf with respect thereto.

7.3 Non-Competition; Non-Solicitation; Confidentiality.

(a) For a period of three (3) years from and after the Closing Date, without the written consent of the Purchaser, the Sellers shall not, and shall cause their Affiliates not to, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, that competes with the Business (a “Restricted Business”) in the United States; provided, however, that the restrictions contained in this Section 7.3(a) shall not restrict the acquisition by the Sellers, directly or indirectly, of less than two percent (2%) of the outstanding capital stock of any publicly traded company engaged in a Restricted Business. The parties hereto specifically acknowledge and agree that the remedy at Law for any breach of the foregoing will be inadequate and that the Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever. For purposes of this Section 7.3(a), a “Restricted Business” shall not include the Sellers’ business activities at any properties governed by a Returned ROE Agreement.

(b) For a period of three (3) years from and after the Closing Date, the Sellers shall not, and shall cause their Affiliates not to, directly or indirectly: (i) cause, solicit, induce or encourage any Business Employee who are or become employees of the Purchaser or its Affiliates to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier, or licensor of the Business (including any existing or former customer of the Business and any Person that becomes a client or customer of the Business after the Closing) or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship.

(c) From and after the Closing Date and continuing for a three-year period thereafter, the Sellers shall not, and shall cause its Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of the Purchaser or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Purchaser, any Confidential Information; provided, however, that in the event disclosure of any Confidential Information is required by applicable Law, the Sellers shall, to the extent reasonably possible, provide the Purchaser with prompt notice of such requirement prior to making any disclosure so that the Purchaser may seek an appropriate protective order. The Sellers shall not have any obligation to keep confidential any Confidential Information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

(d) The covenants and undertakings contained in this Section 7.3 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.3 will cause irreparable injury to the parties, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, the Purchaser will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 7.3 without the necessity of proving actual damage or posting any bond whatsoever The rights and remedies provided by this Section 7.3 are cumulative and in addition to any other rights and remedies which the Purchaser may have hereunder or at law or in equity.

(e) The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 7.3 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

7.4 Preservation of Records. The Sellers and the Purchaser agree that each of them shall preserve and keep the records held by them relating to the Business for a period of four (4) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Sellers or the Purchaser or any of its Affiliates or in order to enable the Sellers or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event the Sellers or the Purchaser wishes to destroy (or permit to be destroyed) such records after that time, such party shall first give thirty (30) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that thirty (30) day period, to take possession of the records within sixty (60) days after the date of such notice.

7.5 Public Announcements. Except as may be required by applicable Law or, in the case of the Parent, pursuant to the terms of the indenture governing Parent’s 12.125% Senior Secured Notes due 2018 (provided that, to the extent required by applicable Law or such indenture, the party intending to make such disclosure consults with the other party with respect to the text thereof prior to any such disclosure), no party to this Agreement shall, or shall allow any of its Affiliates, to make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior consent of the other party, and the parties shall cooperate as to the timing and contents of any such announcement. Notwithstanding the foregoing, after the initial announcement of the transactions contemplated hereby by the parties, each party may issue further press releases, tombstones and similar announcements without the consent of the other party provided that such announcements are consistent with, and not broader in scope with respect to the information they disclose, than the announcements previously mutually agreed.

7.6 Release of Liens after Closing. To the extent any Liens on the Purchased Assets are not terminated prior to the Closing and the Purchaser waives the condition to Closing contained in Section 4.2(b) with respect thereto, the Sellers shall use commercially reasonable efforts, at the Sellers’ sole cost and expense, following the Closing to cause such Liens to be released and terminated in a form and substance reasonably satisfactory to the Purchaser and its counsel.

7.7 New Lockbox; Accounts Receivable. Within five (5) Business Days of receipt of written request from the Purchaser after the Closing, the Sellers shall establish a lockbox (the “New Lockbox”) at a financial institution selected by the Purchaser that is dedicated exclusively to the Business and shall redirect all payments with respect to the Business to the New Lockbox. From and after the Closing, the Purchaser shall have the right and authority to collect all accounts receivable and other related items and to endorse with the name of the Sellers or any of their Affiliates any checks or drafts received with respect to any accounts receivable or such other related items, to the extent any such checks, drafts or accounts receivable are in the name of Sellers or any of their Affiliates. The Sellers shall collect, deliver and pay over to the Purchaser promptly (but in no event later than two (2) Business Days) any cash or other property received directly or indirectly by them or any of their Affiliates with respect to the Business and the Purchased Assets, including any amounts payable as interest; provided, however, that if the Purchaser shall so request, the Sellers shall instruct the relevant third parties to pay the accounts receivables directly to the Purchaser.

7.8 Business Employees.

(a) The Purchaser will lease from Sellers all Business Employees set forth on Schedule 7.8 for the period (the “Leasing Period”) commencing at 12:01am on the day following the Closing Date and continue until the Employee Leasing Agreement expires pursuant to the terms and conditions of this Agreement and the Employee Leasing Agreement (the “Leasing End Date”).

(b) On and after the Closing Date, the Purchaser (or an Affiliate of the Purchaser) may offer employment to Business Employees, as determined and agreed to by the Purchaser, on an “at will” basis and subject to the Purchaser’s standard terms, conditions and policies of employment. Business Employees who accept such offers of employment from the Purchaser (or its Affiliate) shall become employees of the Purchaser (or its Affiliate) (the “Transferred Employees”) only as of the date of hiring of such Transferred Employee by the Purchaser or its Affiliate (the “Employee Transfer Date”). Subject to applicable Laws, on and after the Employee Transfer Date, the Purchaser shall have the right to dismiss any or all Transferred Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them).

(c) The Sellers shall retain, and the Purchaser shall not assume, any employer or employment related obligations and Liabilities to the Transferred Employees arising on or before the relevant Employee Transfer Date for such Transferred Employee. The Sellers shall retain, and the Purchaser shall not assume, all obligations and Liabilities relating to the Business Employees who do not accept the Purchaser’s offer of employment or who otherwise do not become a Transferred Employee pursuant to the terms of Section 7.8(a).

(d) With respect to all employees actively employed by the Sellers and their Affiliates on or prior to the Employee Transfer Date, the Sellers shall be solely responsible for all wages, salaries, earned incentives, bonuses and commissions, employee benefits, workers compensation claims and severance benefits incurred as a result of events occurring on or before the Employee Transfer Date.

(e) Neither the Purchaser nor any of its Affiliates shall assume any obligations under or Liabilities with respect to any of the Seller Benefit Plans. The Sellers shall remain liable, under the continuation coverage rules of Section 4980B of the Code and part 6 of Subtitle B of Title I of ERISA (“COBRA”), with respect to group health benefits of Transferred Employees (and their qualified beneficiaries as defined in COBRA) in connection with any termination of coverage under Sellers’ group health plans arising as a result of the transactions contemplated by this Agreement. The Sellers shall retain any and all responsibility and Liabilities related to employee benefits, including claims for benefits, under the Seller Benefit Plans.

(f) With respect to any Transferred Employees, the Sellers shall cooperate with the Purchaser and the Purchaser’s agents to provide the Purchaser the adequate payroll tax records required by federal and state agencies necessary for the Purchaser to optimize federal and state payroll tax Law relating to successor-in-interest transactions, including the transactions contemplated by this Agreement. Such records shall include, but not be limited to, the following: (i) an executed release form granting permission to the Purchaser and its agents to obtain quarterly payroll data from all states within which the Business was conducted by the Sellers; (ii) when required by state taxing agencies, the Seller shall provide signed (or notarized signatures) necessary to grant permission for the Purchaser to file for transfers of experience of payroll tax accounts in states which require a signed release by the predecessor the Sellers; (iii) the Sellers shall provide the Purchaser and its agents with most recent Annual 940 Report complete with Part I and Part II (computation of tentative credits), and most recent years “tax rate notices” received from individual state agencies; (iv) the Sellers shall provide copies of all the Sellers’ quarterly wage detail reports filed with individual state agencies in the calendar year through the Leasing End Date; (v) if the Sellers utilized an outside payroll tax administrator, then each Sellers grant the Purchaser (and its Affiliates and representatives) permission to have access to relevant successor-in-interest reports from the payroll vendor, such as state tax rate notices, state quarterly contribution reports, W2s and federal recap reports such as 940 and 941, and the Sellers shall provide the Purchaser (or its Affiliates or representatives) with a contact person at the payroll vendor.

(g) The Sellers shall be responsible for providing or discharging any and all notifications, benefits and Liabilities to Business Employees and Governmental Body under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) or by any other Law relating to plant closings, mass layoffs or employee separations or severance pay that are first required to be provided or discharged on or prior to the Transfer Employee Date.

(h) No provision of this Section 7.8 shall create any third party beneficiary or other rights in any Business Employee or former employee (including any beneficiary or dependent thereof) of the Sellers in respect of continued employment (or resumed employment) with the Purchaser (or any Affiliate of the Purchaser) and no provision of this Section 7.8 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or any plan or arrangement which may be established by Purchaser or any of its Affiliates.

7.9 Third Party Owned Equipment Properties. Attached hereto as Schedule 7.9 is a complete and accurate list of (i) all properties where equipment exists and is owned by a third party (the “Third Party Owned Equipment Properties”) and (ii) the current payoff debt amount for the equipment at each such Third Party Owned Equipment (the “Equipment Payoff Amounts”). Within sixty (60) days after the Closing Date, the Sellers shall pay in full all Equipment Payoff Amounts to the relevant third party and obtain an executed payoff statement from the relevant third party (in a form and substance reasonably acceptable to the Purchaser) with respect to the payment of the Equipment Payoff Amount for the Third Party Owned Equipment Property. If Sellers fail to pay any of the Equipment Payoff Amounts, then the Sellers shall continue to have joint and several liability for such Excluded Liability, and the Purchaser may (but shall not be obligated to) elect to pay off any such Equipment Payoff Amounts and either be indemnified for such Excluded Liability amounts pursuant to Section 8.2(a)(iii) and/or set off such amounts pursuant to Section 10.13.

7.10 Professional Services Agreement. If, at any time commencing on the Closing Date and continuing until the earlier of (i) the fourth anniversary of the Closing Date or (ii) the date of expiration or termination of the HSP Agreement, the Purchaser proposes to enter into an agreement with a third party where the third party will provide MDU Broadband Services to the Purchaser (a “Proposed Services”), then the Purchaser shall notify (orally or in writing) the Parent and give the Parent the right to make a written proposal (which shall be binding on the Parent if accepted by the Purchaser) with respect to such Proposed Services within ten (10) calendar days after the date the Purchaser notifies the Parent. If the Purchaser rejects (orally or in writing) Parent’s written proposal for Proposed Services, then Parent shall have an additional ten (10) calendar day period to deliver a revised written proposal (which shall be binding on the Parent if accepted by the Purchaser). For the purposes of this Section 7.10, the term “MDU Broadband Services” means engineering and/or installing broadband networks services at multiple dwelling units in the U.S. for the Purchaser’s multiple dwelling unit business.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

8.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in Articles V and VI of this Agreement shall survive the Closing through and including the twelve (12)-month anniversary of the Closing Date; provided, however, that (i) the representations and warranties of the Seller set forth (A) in Sections 5.1 (Organization and Good Standing), 5.2 (Authorization; Due Execution), 5.5 (Title to Purchased Assets; Sufficiency), 5.9 (Taxes), 5.11 (Seller Benefit Plans), 5.15 (Material Contracts), 5.7 (No Undisclosed Liabilities), and 5.21 (Financial Advisors) (all such representations referenced in this subclause (i)(A) are collectively referred to as the “Sellers’ Fundamental Representations”) shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof, and (B) in Sections 5.6 (Financial Statements), 5.7 (No Undisclosed Liabilities), 5.10 (Business Employees), 5.17 (Compliance with Laws; Permits), 5.21 (Financial Advisors) and 5.24 (Full Disclosure) shall survive the Closing through and including the twenty-four (24) month anniversary of the Closing Date, and (ii) the representations and warranties of the Purchaser set forth in Sections 6.1 (Organization and Good Standing), 6.2 (Authorization; Due Execution) and 6.5 (Financial Advisors) of this Agreement shall survive until ninety (90) days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof (collectively, the “Purchaser’s Fundamental Representations”) (in each case, the “Survival Period”); provided, however, that any obligations to indemnify and hold harmless shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Indemnifying Party in accordance with Section 8.4(a) before the termination of the applicable Survival Period. The covenants and agreements of the parties contained in this Agreement shall survive the Closing indefinitely or for the period explicitly specified therein. Subject to the provisions of this Section 8.1, the parties acknowledge and agree that the Survival Periods set forth in this Section 8.1 and the limitation on the parties’ right to make claims for recovery of Losses in connection therewith are in lieu of all applicable statutes of limitations.

8.2 Indemnification.

(a) Subject to Section 8.1, Section 8.3 and Article X hereof, each Seller hereby agrees, jointly and severally, to indemnify and hold the Purchaser and its respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all Losses, based upon, attributable to, or resulting from:

(i) any inaccuracy in or breach of the representations and warranties made by the Seller set forth in Article V of this Agreement or in any Seller Document;

(ii) any breach of any covenant or other agreement on the part of the Seller under this Agreement or any Seller Document; and

(iii) any Excluded Asset or any Excluded Liability.

(b) Subject to Sections 8.1 and 8.3, the Purchaser hereby agrees to indemnify and hold the Seller and its Affiliates, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against any and all Losses based upon, attributable to or resulting from:

(i) any inaccuracy in or breach of any representation or warranty of the Purchaser set forth in Article VI of this Agreement or in any Purchaser Document;

(ii) any breach of any covenant or other agreement on the part of the Purchaser under this Agreement or any Purchaser Document; and

(iii) any Assumed Liabilities.

(c) For purposes of calculating Losses hereunder, any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to the representations, warranties, covenants and agreements shall be ignored.

8.3 Limitations on Indemnification for Breaches of Representations and Warranties.

(a) Subject to Section 8.3(c), neither the Sellers nor the Purchaser shall have any liability under Sections 8.2(a)(i) or 8.2(b)(i) hereof unless the aggregate amount of Losses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the inaccuracy of or the failure of any representation or warranty to be true and correct exceeds $150,000 (the “Basket”) and, in such event, the Indemnifying Party shall only be required to pay the amount of such Losses in excess of the Basket.

(b) Subject to Section 8.3(c) below, neither the Sellers nor the Purchaser shall be required to indemnify any Person under Sections 8.2(a)(i) or 8.2(b)(i) for an aggregate amount of Losses exceeding $3,300,000 of the Purchase Price (the “Cap”) in connection with Losses related to the breach of any representation and warranty of the Sellers or the Purchaser in Articles V and VI, respectively.

(c) The limitations set forth in Sections 8.3(a) and 8.3(b) shall not apply to: (i) any of the obligations of the Sellers to indemnify the Purchaser Indemnified Parties for any Losses with respect to any breach or inaccuracy of the Sellers’ Fundamental Representations; (ii) any of the obligations of the Purchaser to indemnify the Seller Indemnified Parties for any Losses with respect to any breach or inaccuracy of the Purchaser’s Fundamental Representations; (iii) any obligations of the Seller to indemnify the Purchaser Indemnified Parties under Sections 8.2(a)(ii) and 8.2(a)(iii); or (iv) any obligations of the Purchaser to indemnify the Seller Indemnified Parties under Sections 8.2(b)(ii) or 8.2(b)(iii).

8.4 Indemnification Procedures.

(a) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any Person in respect of which payment may be sought under Section 8.2 hereof (“Indemnification Claim”), the Indemnified Party shall promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnifying Party. The Indemnifying Party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder; provided that the Indemnifying Party shall have acknowledged in writing to the Indemnified Party of its unqualified obligation to indemnify the Indemnified Party as provided hereunder; provided, further, that if the Indemnifying Party is the Parent or the other Sellers, then such Indemnifying Party shall not have the right to defend or direct the defense of any such Indemnification Claim that (x) is asserted directly by or on behalf of a Person that is a vendor, supplier or customer of the Business or the Purchaser, or (y) seeks an injunction or other equitable relief against the Indemnified Party. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Indemnification Claim so requires) notify the Indemnified Party of its intent to do so. If the Indemnifying Party (i) elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, (ii) fails to notify the Indemnified Party of its election as herein provided, (iii) contests its obligation to indemnify the Indemnified Party for such Losses under this Agreement or (iv) fails to diligently prosecute the defense of such Indemnification, then the Indemnified Party may pay, compromise, defend against, negotiate or otherwise deal with such Indemnification Claim and obtain indemnification from the Indemnifying Party for any and all Losses based upon, arising from or relating to such Indemnification Claim. If the Indemnified Party defends any Indemnification Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the expenses of defending such Indemnification Claim upon submission of periodic bills. If the Indemnifying Party shall assume the defense of any Indemnification Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Indemnification Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Indemnification Claim. The parties shall fully cooperate with each other in all reasonable respects in connection with the defense of any Indemnification Claim, including making available (subject to the provisions of Section 7.1) records relating to such Indemnification Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Indemnification Claim. Notwithstanding anything in this Section 8.4 to the contrary, the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such Indemnifying Party provide to the Indemnified Party an unqualified release from all liability in respect of the Indemnification Claim.

(b) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall be required to pay all of the sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within ten (10) Business Days after the date of such notice. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such ten (10) Business Day period, any amount payable shall accrue interest from and including the date of the agreement of the Indemnifying Party or final adjudication to including the date such payment has been made at a rate per annum equal to seven percent (7%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(c) The failure of the Indemnified Party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure.

8.5 Exclusive Remedy. Except for the remedies set forth in Sections 7.3 and 10.2, the indemnification rights of the parties hereto are exclusive remedies of the parties other than Purchaser’s right of offset stated in this Agreement. Except for the remedies set forth in Sections 7.3 and 10.2 and other than claims for fraud, the parties hereto acknowledge and agree that their sole and exclusive remedy (and the sole and exclusive remedy of the Purchaser Indemnified Parties and the Seller Indemnified Parties) with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.5 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled hereunder or to seek any remedy on account of fraud or criminal activity by any party hereto.

8.6 Tax Treatment of Indemnity Payments. The Sellers and the Purchaser agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the purchase price for federal, state, local and foreign income Tax purposes.

ARTICLE IX

TAX MATTERS

9.1 Transfer Taxes. The Seller shall (i) be responsible for (and shall indemnify and hold harmless the Purchaser Indemnified Parties against) any and all Liabilities for any sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law and (ii) timely file or caused to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes.

9.2 Tax Filings. The Seller shall bear all property and ad valorem tax liability with respect to the Purchased Assets if the Lien or assessment date arises prior to the Closing Date irrespective of the reporting and payment dates of such Taxes. With respect to Taxes described in this Section 9.2, the Seller shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and the Purchaser shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under Sections 3.5 or this Section 9.2 and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

9.3 Cooperation on Tax Matters. The Purchaser and the Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.

9.4 Tax Clearance Certificates. At the Purchaser’s request, the Seller shall notify all of the Taxing Authorities of the transactions contemplated by this Agreement in the form and manner required by such Taxing Authorities, if the failure to make such notifications or receive any available tax clearance certificate (“Tax Clearance Certificate”) could subject the Purchaser to any Taxes of the Seller. If, in respect to any application for Tax Clearances made pursuant to this Section 9.4, any Governmental Entity asserts that the Seller are liable for any Tax, the Seller shall promptly pay any and all such amounts and shall provide evidence to the Purchaser that such liabilities have been paid in full or otherwise satisfied.

9.5 Employee Tax Matters. To the extent the Purchaser hires any Business Employees in accordance with Section 7.8, the Seller will cooperate with the Purchaser and the Purchaser’s agents to provide the Purchaser the adequate payroll tax records required by federal and state agencies necessary for the Purchaser to optimize federal and state payroll Tax Law relating to successor-in-interest transactions, including the transactions contemplated by this Agreement. Such records shall include, but not be limited to, the following: (i) an executed release form granting permission to the Purchaser and its agents to obtain quarterly payroll data from all states within which the Business was conducted by the Seller; (ii) when required by state taxing agencies, the Seller will provide signed (or notarized signatures) necessary to grant permission for the Purchaser to file for transfers of experience of payroll tax accounts in states which require a signed release by the predecessor of the Seller; (iii) the Seller will provide the Purchaser and its agents with most recent Annual 940 Report complete with Part I and Part II (computation of tentative credits), and most recent years “tax rate notices” received from individual state agencies; and (iv) the Seller will provide copies of all Seller’s quarterly wage detail reports filed with individual state agencies in the calendar year through the Closing Date. If the Seller utilized an outside payroll tax administrator, then the Seller grant the Purchaser permission to have access to relevant successor-in-interest reports from the payroll vendor, such as state tax rate notices, state quarterly contribution reports, W2s and federal recap reports such as 940 and 941. The Parent will provide the Purchaser with a contact person at the payroll vendor.

ARTICLE X

MISCELLANEOUS

10.1 Expenses. Except as otherwise provided in this Agreement, each of the Seller, on the one hand, and the Purchaser, on the other hand, shall bear its own fees and expenses (including fees, expenses and disbursements of its counsel, financial advisors and accountants) incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

10.2 Specific Performance. The Seller acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the Purchaser and that the Purchaser will not have an adequate remedy at law. Therefore, the obligations of the Seller under this Agreement, including the Seller’s obligation to sell the Purchased Assets to the Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

10.3 Submission to Jurisdiction; Consent to Service of Process. The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement or any of the transactions contemplated hereby, and consent to the jurisdiction of, the federal and state courts of the State of Delaware. Each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 10.7.

10.4 Entire Agreement. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

10.5 Amendment; Waiver; Remedies. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state.

10.7 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (i) if delivered by hand, when delivered; (ii) if sent on a Business Day by facsimile transmission before 5:00 p.m. (recipient’s time) on the day sent by facsimile and receipt is confirmed, when transmitted; (iii) if sent by facsimile transmission or by e-mail of a PDF document on a day other than a Business Day and receipt is confirmed, or if sent by facsimile transmission or by email of a PDF document after 5:00 p.m. (recipient’s time) on the day sent by facsimile or email and receipt is confirmed, on the Business Day following the date on which receipt is confirmed; (iv) if sent by registered, certified or first class mail, the third Business Day after being sent; and (v) if sent by overnight delivery via a national courier service, two Business Days after being delivered to such courier, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to the Purchaser, to:

DIRECTV MDU, LLC

c/o DIRECTV, LLC

2260 East Imperial Highway

El Segundo, California 90245

CA/LA5/N385

Attention: Associate General Counsel, MDU

Facsimile: (310) 964-4883

with a copy (which shall not constitute notice) to:

DIRECTV, LLC

2260 East Imperial Highway

El Segundo, California 90245

CA/LA5/N385

Attention: General Counsel

with an additional copy (which shall not constitute notice) to:

Nixon Peabody LLP

Gas Company Tower

555 West Fifth Street, 46th Floor

Los Angeles, California 90013

Attention: Marc Kenny, Esq. (mkenny@nixonpeabody.com)

Facsimile: 855-775-0738

If to the Sellers:

c/o Goodman Networks Incorporated

6400 International Parkway, Suite 1000

Plano, Texas 75093

Attention: Chief Executive Officer

Facsimile: (972) 243-3931

with a copy (which shall not constitute notice) to:

c/o Goodman Networks Incorporated

6400 International Parkway, Suite 1000

Plano, Texas 75093

Attention: General Counsel

Facsimile: (972) 243-3931

10.8 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.9 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Seller or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may assign this Agreement and any or all rights or obligations hereunder (including the Purchaser’s rights to purchase the Purchased Assets and the Purchaser’s rights to seek indemnification hereunder) to (i) any Affiliate of the Purchaser, (ii) any Person from which it has borrowed money, or (iii) any Person to which the Purchaser or any of its Affiliates proposes to sell all or substantially all of the assets of the Purchaser or the Business. Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

10.10 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Purchaser shall have any liability for any obligations or liabilities of the Purchaser under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

10.11 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

10.12 Waiver of Bulk Sales Laws. The Purchaser hereby waives compliance by the Sellers and its Affiliates with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to the Purchaser; provided, however, that the Sellers agree (i) to pay and discharge when due or to contest or litigate all claims of creditors which are asserted against the Purchaser or the Purchased Assets (other than the Assumed

Liabilities) by reason of such noncompliance, (ii) to indemnify, defend and hold harmless the Purchaser from and against any and all such claims in the manner provided in Article VIII and (iii) to take promptly all necessary action to remove any Lien which is placed on the Purchased Assets by reason of such noncompliance. Any “bulk-transfer” Law that addresses Taxes shall be governed by Article IX and not by this Section 10.12.

10.13 Purchaser’s Right of Set Off. The Purchaser may set off any amount to which it is entitled under this Agreement, any other agreement, document, instrument or certificate executed in connection with the consummation of the transactions contemplated by this Agreement, or any existing or future agreement between the Purchaser (or any of its Affiliates) and any Seller (or their respective Affiliates) against amounts otherwise payable to the Sellers under this Agreement, any other agreement, document, instrument or certificate executed in connection with the consummation of the transactions contemplated by this Agreement, the HSP Agreement, or any existing or future agreement between the Purchaser (or any of its Affiliates) and any Seller (or their respective Affiliates). Neither the exercise of nor the failure to exercise such right of set off will constitute an election of remedies or limit the Purchaser in any way in the enforcement of any other remedies that may be available to it.

10.14 Sellers’ Disclosure Schedule. The Sellers’ Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section or subsection of this Agreement, except to the extent that such information is cross-referenced in another part of the Sellers’ Disclosure Schedule or it is reasonably apparent from the face of such disclosure that it is relevant to any part of the Sellers’ Disclosure Schedule. Nothing in the Sellers’ Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made in this Agreement, unless the applicable part of the Sellers’ Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The mere listing of a document or other item in, or attachment of a copy thereof to, the Sellers’ Disclosure Schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty pertains directly to the existence of the document or other item itself). No reference to or disclosure of any item or other matter in the Sellers’ Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Sellers’ Disclosure Schedule. No disclosure in the Sellers’ Disclosure Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation occurred or exists. In disclosing the information set forth in the Sellers’ Disclosure Schedule, the Sellers do not waive, and expressly reserve, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER:

DIRECTV MDU, LLC

By:	/s/ Michael J. Wittrock
Name:	Michael J. Wittrock
Title:	Senior Vice President

SELLERS:

GOODMAN NETWORKS INCORPORATED

By:	/s/ Ron B. Hill
Name:	Ron B. Hill
Title:	CEO

MULTIBAND CORPORATION

By:	/s/ Steve Bell
Name:	Steve Bell
Title:	CFO

MINNESOTA DIGITAL UNIVERSE, INC.

By:	/s/ Steve Bell
Name:	Steve Bell
Title:	CFO

MULTIBAND SUBSCRIBER SERVICES, INC. (F/K/A CORPORATE TECHNOLOGIES USA, INC.)

By:	/s/ Steve Bell
Name:	Steve Bell
Title:	CFO

MULTIBAND MDU INCORPORATED (F/K/A DIRECTECH MDU, INC.)

By:	/s/ Steve Bell
Name:	Steve Bell
Title:	CFO

[Signature Page to Asset Purchase Agreement]